Exhibit (9)

[Modern Woodmen of America Letterhead]

April 18, 2016

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen,

With reference to the Registration Statements on Form N-4 filed by Modem Woodmen of America (“Society”) and its Modem Woodmen of America Variable Annuity Account with the Securities and Exchange Commission covering certain variable annuity contracts, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:

(1)                                 The Society is duly organized and validly existing under the laws of the State of Illinois.

(2)                                 The variable annuity contracts, when issued as contemplated by the said Form N-4 Registration Statements will constitute legal, validly issued and binding obligations of Modem Woodmen of America.

I hereby consent to the filing of this opinion as an exhibit to the said Form N-4 Registration Statements and to the reference to my name under the caption “Legal Matters” in the Statement of Additional Information contained in the said Registration Statements. In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Darcy G. Callas

Darcy G. Callas
General Counsel & Director